BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS78.385 and 78.390 – After Issuance of Stock)

1.Name of corporation:

CannaSys, Inc.

2.The articles have been amended as follows: (provide article numbers, if available)

Article IV has been amended in its entirety to increase the authorized capital to 12,005,000,000 shares, consisting of: 12,000,000,000 shares of common stock and 5,000,000 shares of preferred stock, which is an increase of 10,000,000,000 shares of common stock. See Second Amendment to the Amended and Restated Articles of Incorporation of CannaSys, Inc., attached hereto.

3.The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 2,252,495,750.

4.Effective date of filing (optional): _____

5.Signature: (required)

/s/ Patrick G. Burke

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

SECOND AMENDMENT TO THE AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

CANNASYS, INC.

This Second Amendment to the Amended and Restated Articles of Incorporation of CannaSys, Inc. (hereinafter referred to as the “Corporation”), has been duly adopted in accordance with Section 78.390 of the Nevada Revised Statutes.

1.Name. The name of the Corporation is CannaSys, Inc.

2.Amendment. The text of the Amended and Restated Articles of Incorporation, is amended by striking Article IV, as amended to date, in its entirety, and inserting a new Article IV reading as follows:

Article IV

Authorized Shares—Capitalization

(a)The Corporation shall have the authority to issue 12,005,000,000 shares, of which 12,000,000,000 shall be Common Stock, par value $0.001, and 5,000,000 shares shall be preferred stock, par value $0.001 (“Preferred Stock”). Shares of any class of stock may be issued, without stockholder action, in one or more series, as may from time to time be determined by the board of directors. The board of directors is hereby expressly granted authority, without stockholder action, and within the limits set forth in the Nevada Revised Statutes, to:

(i)designate, in whole or in part, the voting powers, preferences, limitations, restrictions, and relative rights of any class of shares before the issuance of any shares of that class;

(ii)create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the voting powers, preferences, limitations, restrictions, and relative rights of the series, all before the issuance of any shares of that series; and

(iii)amend, alter, or revoke the preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares.

(b)The allocation between the classes or among the series of each class of unlimited voting rights and the right to receive the Corporation’s net assets upon dissolution shall be as designated by the board of directors. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation’s bylaws, or in any amendment hereto or thereto, shall be vested in the Common Stock. Accordingly, unless and until otherwise designated by the board of directors, and subject to any superior rights as so designated, the Common Stock shall have unlimited voting rights and be entitled to receive the Corporation’s net assets upon dissolution.

The foregoing Second Amendment to the Amended and Restated Articles of Incorporation was adopted by resolution of the Corporation’s board of directors on September 11, 2017, and by the holders of a majority of the Corporation’s issued and outstanding common stock on September 20, 2017, pursuant to the Nevada Revised Statutes. The Corporation has Common Stock, Series A Preferred Stock, and Series B Preferred Stock issued and outstanding. The number of shares of Common Stock issued and outstanding and entitled to vote on November 2, 2017, the record date for consideration of the foregoing amendment, was 1,688,420,598, the number of shares of Series A Preferred Stock issued and outstanding and entitled to vote on the record date for consideration of the foregoing amendment was 2,500,000, and the number of shares of Series B Preferred Stock issued and outstanding and entitle to vote on the record date for consideration of the foregoing amendment was 2,000,000. Each share of Series A Preferred Stock is entitled to 100 votes on all matters submitted to a vote of the stockholders and each share of Series B Preferred Stock is entitled to 1,000 votes on all matters submitted to a vote of the stockholders. The proposal to approve this Second Amendment to the Amended and Restated Articles was adopted by a vote of a majority of the outstanding stock, with 2,252,495,750 shares voted for (57.2% of the issued and outstanding capital stock). By executing this Second Amendment to the Amended and Restated Articles of Incorporation, the chief executive officer does hereby certify that as of September 20, 2017, the foregoing amendment was authorized and approved pursuant to Section 78.390 of the Nevada Revised Statutes. The undersigned affirms and acknowledges, under penalties of perjury, that the foregoing instrument is his act and deed and that the facts stated herein are true.

DATED this 6th day of December, 2017.

CANNASYS, INC.

By:	/s/ Patrick G. Burke
Patrick G. Burke, Chief Executive Officer